Exhibit 99.1

THT HEAT TRANSFER TECHNOLOGY, INC. ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS

Sales revenue rose 42.2% year-over-year in fourth quarter 2013, exceeding guidance

SIPING, CHINA — March 31, 2014 — THT Heat Transfer Technology, Inc. (Nasdaq: THTI) (“THT” or the “Company”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2013.

Fourth Quarter 2013 (Unaudited) Financial Highlights

  Sales revenue increased by 42.2% year-over-year to US$39.3 million, exceeding the Company’s previously stated guidance of US$7 million to US$9 million.
  Gross profit increased by 44.1% year-over-year to US$10.1 million.
  Gross margin for the fourth quarter 2013 was 27.7%, compared to 25.5% for the fourth quarter 2012.
  Operating income increased by 55.6% year-over-year to US$2.8 million.
  Net income attributable to common stockholders increased by 141.4% year-over- year to US$1.7 million.

Fiscal Year 2013 (Audited) Financial Highlights

  Sales revenue increased by 14.4% year-over-year to US$71.8 million.
  Gross profit increased by 2.3% year-over-year to US$22.2 million.
  Operating income decreased by 6.2% year-over-year to US$5.0 million.
  Net income attributable to common stockholders decreased by 3.4% year-over- year to US$3.1 million.
  Basic and fully diluted net income per share was US$0.1545 for 2013, compared with net income per share of US$0.1496 for 2012.

Comment from Zhao Guohong, Chairman and CEO

Chairman and Chief Executive Officer Guohong Zhao commented, “We are pleased to report the 42% year-over-year revenue growth we achieved in the fourth quarter 2013 exceeded our guidance, thanks to the rapid urbanization in China in 2013. The solid fourth quarter growth was primarily attributed to increased demand of heat exchange units and air-cooled heat exchangers.

“Looking forward to the next year, we expect steady demand from our heat exchange products. Nevertheless, we will be confronted with the negative effect of Chinese economic slowdown. With the purpose of improving our prospects of steady growth, the Company will continually focus on maintaining competitive advantage in substantial market and expanding sales of components and maintenance service. Meanwhile, manufacturing and sales of more products with high technology and high added value will be a new profit growth engine for our long-term development.”

Fiscal Year 2013 Audited Financial Results

Sales Revenue

Sales revenue for the fiscal year 2013 was US$71.8 million, a 14.4% increase from US$62.8 million in 2012, primarily attributable to increased demand of heat exchange units in response to rapid urbanization in China. Sales volume of heat exchange products amounted to 3,418 units, a decrease of 308 units from 3,726 units in 2012. Unit price increased 24.8%, to US$21,017 in 2013 from US$16,846 in 2012. Such increase was mainly because we manufactured more products with high price and costs to suit our customers’ higher requirements.

For the fiscal year 2013, sales revenue from heat exchange units increased US$7.0 million, or 28.4% year-over-year, to US$31.6 million. Sales revenue from air-cooled heat exchangers increased 143.37% year-over-year to US$4.2 million from US$1.7 million in 2012. The increased revenue from heat exchange units and air-cooled heat exchangers was mainly due to increased demand for our products as a result of the overall economic recovery in China in 2013.

Cost of Sales

Cost of sales for the fiscal year 2013 increased by 20.8% year-over-year to US$49.7 million from US$41.1 million in 2012, mainly attributable to our increased sales revenue in 2013.

Gross Profit and Gross Margin

Gross profit for 2013 was US$22.2 million, representing a 2.3% increase from US$21.7 million in 2012, mainly attributable to increased sales from heat exchanger units and air-cooled heat exchangers.

Gross margin decreased to 30.9% in 2013 compared to 34.5% in 2012, mainly due to an increase in labor costs and raw material costs consorted with the special products as mentioned above in 2013.

Operating Expenses

Administrative expenses increased 45.9% year-over-year to US$8.6 million in 2013, compared to US$5.9 million in 2012. The rise was driven primarily by higher bad debt expense. The increase in bad debt expense was mainly caused by China’s tightened credit policy which gave rise to delayed delivery schedules and delayed payments by our customers.

Research and development (R&D) expenses rose by 18.8% to US$2.6 million in 2013 from US$2.2 million in 2012, primarily due to the higher costs of raw materials used in R&D.

Selling expenses totalled US$5.9 million in 2013, representing a decrease of 28.0% over 2012, mainly due to a decrease in our sales personnel’s travelling expenses.

Accordingly, total operating expenses increased by 5.1% to US$17.2 million in 2013 compared to US$16.3 million in 2012.

Income before Income Taxes

Income before income taxes for the fiscal year 2013 increased by 7.3% to US$4.2 million from US$3.9 million in 2012. The decrease was mainly attributable to the increased gross profit.

Income Tax

Income tax expenses decreased to US$1.1 million in 2013 from US$0.7 million in 2012 as a result of an increase in taxable income.

Net Income

Net income attributable to common stockholders was US$3.1 million in 2013, a decrease of 2.2% compared to US$3.2 million in 2012.

Basic and fully diluted net income per share was US$0.1494 in 2013, compared with US$0.1546 in 2012.

Liquidity

As of December 31, 2013, the Company had cash and cash equivalents of US$9.1 million and restricted cash of US$1.7 million. During the year, there was a net cash outflow of US$1.6 million, compared with a net cash inflow of US$3.4 million in 2012.

Net cash provided by operating activities was US$2.9 million for 2013, compared with net cash used in operating activities of US$4.3 million for 2012. The decrease in net cash provided by operating activities was mainly because an US$8.2 million decrease in other payables and accrued expenses, and a US$1.2 million increase in allowance for doubtful accounts.

Net cash used in investing activities was US$0.1 million for 2013, compared with US$1.5 million for 2012.

Net cash provided by financing activities was US$4.8 million for 2013, compared with US$0.5 million for 2012.

Outlook for First Quarter Fiscal 2014

THT expects to generate net revenues in the range of US$6 million to US$7 million during the first quarter 2014, compared with US$7.9 million in the same period of 2013. This represents the Company’s current and preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel: +86 (434) 3266779
Email: IR@tht.cn

Rubing Li
Investor Relations Department
THT Heat Transfer Technology, Inc.
Tel: +65 9235 1765
Email: lirubing@tht.cn

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Audited Consolidated Balance Sheets
As of December 31, 2013 and 2012
(Stated in thousands of US Dollars)

	December	December
	31,2013	31,2012

Assets
Current assets
Cash and cash equivalents	9082	10,703
Restricted cash	1,728	1,838
Accounts receivable, net	44,316	37,683
Inventories, net	25,304	31,892
Other current assets	16,621	14,049
Total current assets	97,051	96,165
Long-term accounts receivable	2,209	1,237
Other non-current assets	13,562	14,067
Total assets	112,822	111,469

Liabilities
Current liabilities
Short-term bank loans	16,038	18,705
Other current liabilities	32,825	33,080
Total current liabilities	48,863	51,785
Long-term loan	573	951
Total liabilities	49,436	52,736
Total shareholders’ equity	63,386	59,311
Noncontrolling interests	-	(578)
Total liabilities and equity	112,822	111,469

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Income
For Fiscal Year Ended December 31, 2013 and 2012
(Stated in thousands of US Dollars, except number of shares and per share data)

	Year ended December 31,
	2013	2012

Sales revenue	71,836	62,771
Cost of sales	(49,678)	(41,119)

Gross profit	22,158	21,652

Operating expenses
Administrative expenses	8,623	5,910
Research and development expenses	2,649	2,231
Selling expenses	5,901	8,195

Total operating expenses	17,172	16,336

Operating income	4,985	5,316
Interest income	7	28
Other income	685	524
Financial costs	(1,469)	(1,814)
Other expense	(46)	(175)

Income before income taxes	4,163	3,879
Income taxes expenses	(1,054)	(700)

Net income before noncontrolling interests	3,109	3,179
Net (income) loss attributable to noncontrolling interest	(53)	(16)

Net income attributable to the equity stockholders	3,055	3,163

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	0.15	0.15

Weighted average number of shares outstanding
- Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Audited Consolidated Statements of Cash Flows
For Fiscal Year Ended December 31, 2013 and 2012
(Stated in thousands of US Dollars)

	Fiscal Year Ended December 31,
	2013	2012

Net cash provided by (used in) operating activities	2,893	4,316
Net cash used in investing activities	48	(1,505)
Net cash provided by financing activities	(4,779)	475

Effect of exchange rate changes on cash and cash equivalents	217	78
Net (decrease) / increase in cash and cash equivalents	(1,621)	3,363
Cash and cash equivalents at beginning of the period	10,703	7,340
Cash and cash equivalents at end of the period	9,082	10,703